EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL INC. ANNOUNCES RECEIPT OF DEFICIENCY LETTER

New York, NY – April 26, 2010 – Lazare Kaplan International Inc. (the “Company”) announced today it received a Deficiency Letter from NYSE Regulation (the “Staff”), on behalf of NYSE AMEX LLC (the “Exchange”) dated April 26, 2010, relating to the Company’s failure to file its quarterly report on Form 10-Q for the period ended February 28, 2010 (the “Quarterly Report”).  The Company filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to the Quarterly Report on April 14, 2010.

In this letter, the Staff informed the Company that the timely filing of such reports is a condition for the Company’s continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”).  In addition, the Company’s failure to timely file this report is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from the Exchange.

As previously announced, the Staff accepted the Company’s Plan of Compliance (the “Plan”) which advised the Exchange of action it has taken, or will take, to bring the Company into compliance with Sections 134 and 1101of the Company Guide, and on January 25, 2010 granted the Company an extension until May 31, 2010 to regain compliance with the continued listing standards.  The Company is not required to submit an additional plan of compliance in connection with its failure to timely file the quarterly report on Form 10-Q for the period ended February 28, 2010.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, inability to make progress consistent with the Plan, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.